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                                                                   Exhibit 3.107


                          CERTIFICATE OF INCORPORATION

                                       OF

                      FIRST BRANDYWINE INVESTMENT CORP. IV


         FIRST: The name of the corporation is First Brandywine Investment Corp. IV (the "Corporation").

         SECOND: The registered office of the Corporation in the State of Delaware is located at 1105 North Market Street, Wilmington, County of New Castle, Delaware, 19801. The registered agent of the Corporation at such address is Delaware Corporate Management, Inc.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; provided that the Corporation's activities shall be confined to the maintenance and management of its intangible investments and the collection and distribution of the income from such investments or from tangible property physically located outside Delaware, all as defined in, and in such manner to qualify for exemption from income taxation under, Section 1902(b)(8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law.

         FOURTH: The Corporation shall have authority to issue Three Thousand (3,000) shares of common stock, having a par value of One Dollar ($1.00) per share.

         FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, the number of members of which shall be set forth in the bylaws of the Corporation. The directors need not be elected by ballot unless required by the bylaws of the Corporation.
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         SIXTH: The directors of the Corporation shall incur no personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that the directors of the Corporation shall continue to be subject to liability (i) for any breach of their duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts or omissions arising under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the directors derived an improper personal benefit.

         SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the bylaws.

         EIGHT: Meetings of the stockholders shall be held within the State of Delaware. The books of the Corporation shall be kept in the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

         NINTH: The Corporation shall have no power (i) to perform or omit to do any act that would prevent or inhibit the Corporation from qualifying, or cause the Corporation to lose its status, as a corporation exempt from the Delaware Corporation Income Tax under Section 1902(b)(8) of Title 30 of the Delaware Code, or under the corresponding provision of any subsequent law, or (ii) to conduct any physical activities outside of Delaware which could result in the Corporation being subject to tax outside of Delaware.

         TENTH: The name and mailing address of the incorporator is Delaware Incorporators & Registration Service, Inc., 1007 Orange Street, Suite 1400, Wilmington, Delaware 19801.


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         ELEVENTH: The powers of the incorporator shall terminate upon the election of directors.

         THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, has executed this Certificate of Incorporation as of the 3rd day of February, 2003.

                                                  DELAWARE INCORPORATORS &
                                                  REGISTRATION SERVICE, INC.


                                                  By:    Leanne C. McGrory
                                                     ---------------------------
                                                         Leanne C. McGrory
                                                         Vice President

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